EXHIBIT 99.1
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ITEC TM
Imaging Technologies Corporation

CONTACT: ITEC, Inc.
Mr. Philip Englund
Sr. Vice President
P# (858) 613-1300
F# (858) 613-1311
Penglund@itec.net

For Immediate Release

ITEC Signs Loan Agreement for Operations; Appoints Two New Board Members to Implement Strategic Growth Plan

         San Diego, California - January 3, 2000 - Imaging Technologies Corporation (ITEC: NASDAQ), a pioneer in the development of digital imaging solutions, today announced it has signed a Loan Agreement that will provide funds to the company. The timing of the receipt of the funds has not been committed.

         "It has been a very difficult period for ITEC but this anticipated funding will allow ITEC to quickly deploy its new products and technology as well as implementing our strategic growth plan," said Brian Bonar, ITEC CEO. "Upon receipt of the funds, our first priority will be to resolve our dispute with Imperial Bank, thus removing the Operational Receiver".

         ITEC also announced that Bonar has replaced Dr. Harry Saal as Chairman of the Board, who has resigned. Robert A. Dietrich, President and CEO of Cyberair Communications Inc., a privately held telecommunications company, and Keith George Meadows, Chairman of Continua Ltd., a large printer installation and maintenance company in Europe, have been elected to ITEC's Board of Directors.


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         "Mr.  Dietrich  brings  to  ITEC  extraordinary  financial  skills  and background and Mr. Meadows has significant contacts throughout Europe. We are very pleased that these two gentlemen have joined ITEC and are dedicated to its future," Bonar said.

         Cyberair Communications has strategic interests in, Internet communications and bandwidth expansion technologies as well as domestic and international telephone services. Mr. Dietrich previously was President and CEO of Semper Resources Corp., Irvine, Ca., a public natural resources company and Managing Director and Chief Financial Office for Ventana International, Ltd., the merger and acquisition and investment banking unit of this venture capital firm.

          Mr. Meadows was also Managing Director of D.P.C.E., which pioneered large-scale independent computer maintenance throughout Europe. He took the Company public on the London Stock Exchange and subsequently sold it to Granada PLC. Mr. Meadows has served on the Board of Directors for various technology companies.

          Mr. Meadows and Mr. Dietrich replace David Carver and A.L. Dubrow, who have resigned from the Board.

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About Imaging Technologies Corporation
Imaging Technologies Corporation (NASDAQ: ITEC) is a worldwide pioneer in the development, manufacturing, licensing and distribution of high-quality digital imaging solutions. Founded in 1982 and headquartered in San Diego, California, the company produces imaging products for diverse market segments. Beginning with a core technology in the design and development of Adobe(R) PostScript(R) controllers for non-impact printers and multifunction peripherals, the company has expanded its product offerings to include monochrome and color printers, printer controllers, external print servers, and software to improve the accuracy of color reproduction. Information on the company is available at the ITEC Web site at www.itec.net
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Forward-Looking Statements

         Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive


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products, other economic factors affecting the Company and its markets, seasonal changes, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.